Exhibit 99.1



                 ADDvantage Technologies Group Announces Results
                       Of Annual Meeting of Shareholders

BROKEN ARROW, Okla., March 7, 2006 - ADDvantage Technologies Group, Inc.
(AMEX: AEY), announced today that shareholders approved all corporate proposals at the Annual Meeting of Shareholders held the Company's corporate office, on Tuesday, March 7, 2006.

Shareholders approved the election of all five Board members, including David E. Chymiak, Kenneth A. Chymiak, Freddie H. Gibson, Stephen J. Tyde and Henry F. McCabe.

Shareholders also ratified the appointment of Hogan & Slovacek as the Company's independent auditors for the fiscal year ending September 30, 2006.

Ken Chymiak, president and chief executive officer of ADDvantage Technologies Group, said, "Our Company continues to build on its record results achieved in fiscal 2005. We remain excited by our prospects for long-term growth in the multi-billion dollar CATV industry based on our strong relationships and current market trends."

"Our unique ability to deliver new and refurbished CATV equipment on demand and provide key support services enhance our position for future performance. We expect increased competition between cable television companies and telecom companies to supply customers with expanded offerings, including advanced 'triple play' transmission services, which should lead to significant investments in system upgrades nationwide. In addition to organic growth, we plan to pursue strategic acquisitions that are accretive to earnings and complement our full-service capabilities."


About ADDvantage Technologies Group

ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of system-critical network equipment and hardware, and nationwide technical repair through its subsidiaries, Tulsat, Tulsat-Nebraska, NCS Industries, ComTech Services, Tulsat-Texas, Tulsat-Atlanta and Jones Broadband International.

The products ADDvantage offers are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems. These products are sold to customers in the CATV industry who provide an array of communications services, including television, high-speed data (Internet) and telephony, to single-family homes, apartments and institutions such as hospitals, prisons, universities, schools, cruise ships and others. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


For further information:                   KCSA Worldwide
Company Contact:                           Michael Cimini / Garth Russell
Ken Chymiak    (9l8) 25l-2887              (212) 896-1233 / (212) 896-1250
David Chymiak  (9l8) 25l-2887              mcimini@kcsa.com / grussell@kcsa.com